CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

December 23, 2014

Date of Report

(Date of Earliest Event Reported)

CIAO GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-166057	27-1897718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8390 LBJ Freeway, 10th Floor, Dallas, Texas 75243

(Address of principal executive offices (zip code))

(347) 560-5040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Ciao Group, Inc. acquired 51% of the outstanding shares of Money Access International, Inc. (“Access”) for 3,570,000 common shares of the Company. The Company bought Access because of the licenses they hold.

Money Access International Inc. is an approved VISA Program Manager obtaining the ISO provider qualification. Money Access works in creating, developing and managing mobile transaction infrastructure with a knowledge and experience of developing prepaid card programs supporting off-network services and soon will offer international remittances.

Money Access is currently operating the TIGO VISA PREPAID Debit Card, a co-branded product with TIGO, a large multinational cellular service provider under the Millicom corporation, who operates mobile networks in Latin America and Africa. The program issues General Purpose Reloadable cards to address the immigrant market to provide bank accounts for store purchasing, ATM withdrawals, On line purchasing and telecommunication services, like International Long Distance and Airtime recharges to mobile networks.

Money Access has extensive executive experience in distributing telecommunications products to the Hispanic market in the United States and is working to develop the CIAO Prepaid Card Program to offer a prepaid General Purpose Reloadable Prepaid Visa card in the U.S. with integrated international long distance service and international money remittance to be added to the product.

A very important feature on these products is the capability for the customer to handle operations from his mobile phone, using a Money Access special applink.

Money Access International Inc. has an agreement with Fidelity Information Services (FIS Global) as processor, agreements with main reload networks such as Money Gram, Visa Ready Link and Green Dot, and a marketing support with VISA Inc.

Money Access contribution to the CIAO Alliance will bring plenty of opportunities to develop new Prepaid Card programs for different Market Segments and applications, especially to use the Card as a payment tool, allowing customers to purchase many products and services from the mobile phone.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CIAO GROUP, INC.

/s/ Eugenio Santos

Eugenio Santos
Chief Executive Officer

Dated:  December 23, 2014

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